Exhibit 10.1

Execution Copy

FORBEARANCE AGREEMENT

This Forbearance Agreement (herein, the “Forbearance Agreement”) is made as of this 3rd day of January, 2011, by and among Sbarro, Inc., a New York corporation (the “Borrower”), Sbarro Holdings, LLC, a Delaware limited liability company (“Holdings”), the Lenders (as defined in the Credit Agreement) party hereto and Bank of America, N.A., as Administrative Agent.

R E C I T A L S:

A.       The Lenders have extended credit to the Borrower on the terms and conditions set forth in that certain Credit Agreement dated as of January 31, 2007, as amended or otherwise modified prior to the date hereof, by and among the Borrower, Holdings, the Lenders, the Administrative Agent and the other entities party thereto (the “Credit Agreement”).

B.       The Borrower has informed the Lenders that it is not in compliance with Section 7.16 of the Credit Agreement for the four fiscal quarter period ending January 2, 2011 (the “Existing Default”) (and the parties hereto acknowledge and agree that the date of December 26, 2010 set forth in such Section is a mistake and the correct date is January 2, 2011).

C.       The Lenders are not willing to waive the Event of Default that exists as a result of the Existing Default.

D.       The Borrower has also informed the Lenders that it received a “Notice of Default” under the Senior Notes Indenture from a holder of the Senior Notes on December 28, 2010 with respect to the entry of the Second Lien Credit Agreement by the Loan Parties in March 2009 (the “Indenture Default Notice”) and that the Borrower disputes the defaults specified in the Indenture Default Notice.

E.       The Borrower has requested that the Lenders temporarily forbear from exercising certain rights and remedies under the Loan Documents.

F.       In order to accommodate the Borrower’s request, during and only during the period (the “Standstill Period”) beginning on the date of this Forbearance Agreement and ending on the Standstill Termination Date (as defined below), the Lenders are willing to temporarily forbear from exercising their rights and remedies available solely by reason of the Existing Default or the delivery of the Indenture Default Notice on the terms, conditions, and provisions contained in this Forbearance Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Incorporation of Recitals; Defined Terms. The Borrower and the Lenders acknowledges that the Recitals set forth above are true and correct in all material respects. The defined terms in the Recitals set forth above are hereby incorporated into this Forbearance

Agreement by reference. All other capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

2.       Acknowledgment of Default. The Existing Default constitutes, as of January 2, 2011, an Event of Default under the Credit Agreement (such Event of Default, the “Specified Event of Default”). The Borrower acknowledges that, as a result of the Specified Event of Default, (i) the conditions precedent to the obligation of each Lender to make Loans to the Borrower and to the obligation of each L/C Issuer to issue (or renew or extend the term of) any Letter of Credit set forth in Section 4.02 of the Credit Agreement are not satisfied and (ii) the Lenders are permitted and entitled under Section 8.02 of the Credit Agreement to terminate the Commitments, to accelerate the Loans, to require cash collateral for L/C Obligations, to enforce Liens granted under the Collateral Documents and to exercise any other rights or remedies that may be available under the Loan Documents or under applicable law. Each of Holdings and the Borrower represents to the Administrative Agent and Lenders that no Default or Event of Default exists other than the Specified Event of Default. Each of Holdings and the Borrower acknowledges that as a result of the Specified Event of Default, it is prohibited from taking any actions that would be otherwise permitted under the Credit Agreement that are conditioned upon no Default or Event of Default having occurred and being continuing (or words of similar import), and agrees not to take, and not to permit any of its respective Subsidiaries to take, any such actions. Furthermore (and without limiting the foregoing), each of Holdings and the Borrower acknowledges and agrees that as a result of the Specified Event of Default:

(i)

in accordance with the definition of “Eligible Assignee” contained in Section 1.01 of the Credit Agreement and Section 10.06(b) of the Credit Agreement, the Borrower’s consent right in respect of certain assignments is no longer in effect;

(ii)	in accordance with clause (x) of Section 2.06(c) of the Credit Agreement, all outstanding Loans bear interest at the Default Rate; and

(iii)

in accordance with Section 2.07(d) of the Credit Agreement, the Borrower is not entitled to convert Eurodollar Loans to, or continue any Eurodollar Loans for additional Interest Periods as, Eurodollar Loans having an Interest Period in excess of one month.

3.       Forbearance. Until the Standstill Termination Date (as defined below) occurs, the Lenders will not (i) accelerate the Loans or enforce any of the Liens granted under the Collateral Documents solely as a result of the Specified Event of Default or the delivery of the Indenture Default Notice or (ii) exercise any other rights or remedies under the Loan Documents available solely by reason of the Specified Event of Default or the delivery of the Indenture Default Notice.

4.       Certain Covenants. Each of Holdings and the Borrower hereby covenants and agrees with the Administrative Agent and the Lenders as follows:

(i)

Principal Payments. The Borrower shall continue to pay all principal on the Loans as and when due under the Credit Agreement including, without limitation, all scheduled payments of principal on the Term B Loans, and shall reimburse each L/C Issuer for any L/C Disbursements as and when due under the Credit Agreement.

(ii)	Interest and Fee Payments. The Borrower shall make all payments in respect of interest, fees and other amounts due under the Loan Documents when due.

(iii)

Fees and Expenses. The Borrower shall pay on demand all reasonable and documented fees and expenses (including attorneys’ and advisors’ fees) incurred by the Administrative Agent and its counsel in connection with this Forbearance Agreement, and will comply with its payment obligations pursuant to that certain letter agreement, dated as of December 22, 2010, by and among Conway Del Genio Gries & Co., LLC, Davis Polk & Wardwell LLP and the Administrative Agent, as acknowledged by the Borrower and Holdings pursuant to that certain letter of acknowledgement, dated as of December 22, 2010, delivered by the Borrower and Holdings to the Administrative Agent and Davis Polk & Wardwell LLP.

(iv)	Capital Expenditures. The Borrower shall not permit Consolidated Capital Expenditures for the period beginning January 1, 2011 and ending on January 31, 2011 to exceed $2,400,000.

(v)

Additional Reporting. During the Standstill Period, the Borrower shall provide on each Wednesday of each calendar week (commencing with the calendar week starting immediately after the date of this Forbearance Agreement), (x) a report showing aggregate weekly store sales statistics for the most recently completed calendar week with a comparison to the corresponding week of the preceding year and (y) a report showing, with respect to the calendar week ending 10 calendar days prior to such Wednesday, actual cash flow for the Borrower and its Subsidiaries and (except in the case of the first such report required to be delivered hereunder) a comparison to the projected amount for such week set forth in the 13-Week Forecast (as defined below). For the avoidance of doubt, each calendar week ends on Sunday.

(vi)

Other Restrictions. During the Standstill Period and regardless of whether or not any of the following would otherwise be permitted under the Credit Agreement, neither Holdings nor the Borrower shall, nor shall they permit any other Group Company to:

(a)

directly or indirectly, redeem, purchase, prepay, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness, any Indebtedness incurred pursuant to the Senior Notes

Documents or any Indebtedness incurred pursuant the Second Lien Loan Documents;

(b)

pay in cash any Management Fees (including any Financial Advisory Fees (as defined in the Management Agreement as in effect on the date hereof)) or make any other cash payments to the Sponsor or any Affiliate of the Sponsor that is not a Group Company, except for (A) reimbursements of airline tickets and other documented out-of-pocket expenses made pursuant to the Management Agreement as in effect on the date hereof in an aggregate amount for all such expenses (other than airline tickets) not to exceed $10,000, (B) payments made to or on behalf of such Persons that are directors of the Company, solely in such capacity, that are consistent with payments made by the Company to or on behalf of other directors, (C) payments made to or on behalf of such Persons that are lenders under the Second Lien Credit Agreement, solely in such capacity, in accordance with the terms of the Second Lien Credit Agreement, including the fees, charges and disbursements of counsel and (D) any payments in respect of goods or services provided by other portfolio companies of the Sponsor or its Affiliates that are in the ordinary course of business and otherwise permitted to be made under the Credit Agreement;

(c)	incur, create or assume any Indebtedness or Swap Obligations pursuant to clause (xx) of Section 7.01 of the Credit Agreement;

(d)

create, incur or assume any Lien on any property or assets pursuant to clause (xxx) or (xxxi) of Section 7.02 of the Credit Agreement; provided, that the Group Companies may create, incur or assume Liens pursuant to such clause (xxxi) securing obligations or other liabilities in an aggregate amount not to exceed $500,000;

(e)	enter into any transaction of merger or consolidation pursuant to clause (v) of Section 7.04 of the Credit Agreement;

(f)	declare or pay any Restricted Payments pursuant to clause (vii) or (ix) of Section 7.07 of the Credit Agreement; or

(g)

make or acquire any Investment in any Person pursuant to clause (xi)(A), (xiv), (xv), (xxii), (xxiv) or (xxv) of Section 7.06(a) of the Credit Agreement; provided, that (A) the Group Companies may make or acquire Investments pursuant to such clause (xi)(A) in an aggregate amount not to exceed $250,000 and (B) the Group Companies may make or acquire Investments pursuant to such clauses (xv) and (xxii) in an aggregate amount (in aggregate for both such clauses together) not to exceed $500,000.

(vii)

Additional Forbearance Fees. Not later than January 13, 2011, the Borrower shall pay to the Administrative Agent, for the ratable benefit of each Public Lender (as defined in Section 6.02 of the Credit Agreement) that (x) has not been given the opportunity to deliver an executed counterpart of this Forbearance Agreement on or prior to December 30, 2010 but (y) delivers an executed counterpart of this Forbearance Agreement to the Administrative Agent prior to 5:00 p.m. (NY time) on January 10, 2011, a non-refundable forbearance fee in an amount equal to the product of (i) 0.15% multiplied by (ii) the aggregate principal amount of such Lender’s Term B Loans and Revolving Commitments as of December 30, 2010.

7.       Standstill Termination Date. As used in this Forbearance Agreement, “Standstill Termination Date” shall mean the earliest of (i) January 31, 2011, (ii) the date on which any Event of Default under the Credit Agreement other than the Specified Event Default shall occur, (iii) the date on which any breach by Holdings or the Borrower of any of the covenants set forth in Section 4 of this Forbearance Agreement shall occur (or, in the case of the covenants set forth in subclause (v) of such Section 4, the date that is two calendar days following any breach thereof unless such breach has been remedied on or prior to such date), (iv) the date on which the holders of the Senior Notes or the trustee under the Senior Note Indenture shall (A) accelerate obligations under the Senior Notes pursuant to Section 6.02 of the Senior Notes Indenture or (B) exercise any available remedy at law or in equity before a court of competent jurisdiction to collect the payment of obligations under the Senior Notes or to enforce the performance of any provision of the Senior Notes or the Senior Notes Indenture pursuant to Section 6.03 of the Senior Notes Indenture and (v) the date on which the Second Lien Lenders, the administrative agent or the collateral agent under the Second Lien Loan Documents shall (A) accelerate obligations under the Senior Lien Credit Agreement pursuant to Section 8.02(b) of the Second Lien Credit Agreement or (B) enforce any rights and interests created and existing under the Second Lien Loan Documents pursuant to Section 8.02(d) of the Second Lien Credit Agreement. The occurrence of the Standstill Termination Date shall be deemed an Event of Default under the Credit Agreement. Upon the occurrence of the Standstill Termination Date, the Standstill Period shall automatically terminate and the Lenders shall, at any time thereafter, be permitted and entitled under Section 8.02 of the Credit Agreement to, among other things, terminate the Commitments, accelerate the Loans, require cash collateral for L/C Obligations, enforce the Liens granted under the Collateral Documents and exercise all other rights and remedies available under the Loan Documents or applicable law.

8.       No Waiver and Reservation of Rights. Each of Holdings and the Borrower acknowledges and agrees, on behalf of itself and on behalf of its respective Subsidiaries, that the Lenders are not waiving the Specified Event of Default (or any other Default or Event of Default), but are simply agreeing to forbear from exercising their rights with respect to the Specified Event of Default or the delivery of the Indenture Default Notice to the extent expressly set forth in this Forbearance Agreement. Without limiting the generality of the foregoing, each of Holdings and the Borrower acknowledges and agrees that immediately upon expiration of the Standstill Period, the Administrative Agent and the Lenders have all of their rights and remedies with respect to the Specified Event of Default or the delivery of the Indenture Default Notice to the same extent, and with the same force and effect, as if the forbearance provided for herein had not been granted. Each of Holdings and the Borrower agrees not to assert and hereby forever waives, on behalf of itself and on behalf of its respective Subsidiaries, any right to assert that the Administrative Agent or the Lenders are obligated in any way to continue beyond the Standstill Period to forbear from enforcing their rights or remedies or that the Administrative Agent and the Lenders are not entitled to act on the Specified Event of Default or the delivery of the Indenture Default Notice on and after the occurrence of the Standstill Termination Date as if such Event of Default had just occurred and the Standstill Period had never existed. Each of Holdings and the Borrower acknowledges and agrees, on behalf of itself and on behalf of its respective Subsidiaries, that the Lenders have made no representations as to what actions, if any, the Lenders will take after the Standstill Period or upon or after the occurrence of the Standstill Termination Date, and the Lenders and the Administrative Agent do hereby specifically reserve any and all rights, remedies, and claims they have (after giving effect hereto) with respect to the Specified Event of Default or the delivery of the Indenture Default Notice and each other Default or Event of Default that may occur.

9.       Loan Documents Remain Effective. Except as expressly set forth in this Forbearance Agreement, the Loan Documents and all of the obligations of Holdings and the Borrower thereunder, the rights and benefits of the Administrative Agent and Lenders thereunder, and the Liens created thereby remain in full force and effect. Without limiting the foregoing, each of Holdings and the Borrower agrees to comply with all of the terms, conditions, and provisions of the Loan Documents. This Forbearance Agreement and the Loan Documents are intended by the Lenders as a final expression of their agreement and are intended as a complete and exclusive statement of the terms and conditions of that agreement.

10.       Conditions Precedent. The effectiveness of this Forbearance Agreement and the commencement of the Standstill Period is subject to the satisfaction of the following conditions precedent: (a) Holdings, the Borrower and the Required Lenders shall have executed and delivered this Forbearance Agreement, (b) the Administrative Agent shall have received a projected consolidated statement of cash flows of the Borrower and its Subsidiaries for the thirteen (13) week period from December 24, 2010 through March 27, 2011 (the “13-Week Forecast”), (c) the Administrative Agent shall have received (i) a legal organizational chart of Holdings and its Subsidiaries, reflecting the organizational structure of Holdings and its Subsidiaries as of the date of this Forbearance Agreement (the “Updated Organization Chart”) and (ii) a schedule setting forth the information required to be included on Schedule 5.13 of the Credit Agreement, updated as of the date of this Forbearance Agreement (the “Updated Subsidiary Schedule”) and (d) the Administrative Agent shall have received, for the ratable benefit of each Lender that has delivered a duly executed counterpart of this Forbearance Agreement to the Administrative Agent prior to 3:00 p.m. (NY time) on December 30, 2010, a non-refundable forbearance fee in an amount equal to the product of (i) 0.15% multiplied by (ii) the aggregate principal amount of such Lender’s Term B Loans and Revolving Commitments as of December 30, 2010.

11.       Release. In consideration of, among other things, the forbearance provided for herein, each of Holdings and the Borrower, on behalf of itself and its respective Subsidiaries and its and their respective successors and assigns (the “Borrower Parties”), jointly and severally releases, acquits and forever discharges (in each case to the extent permitted by applicable law)

the Administrative Agent and each Lender (collectively, the “Lender Parties”), and their respective subsidiaries, parents, affiliates, partners, officers, directors, employees, agents, attorneys, successors and assigns, both present and former (collectively, the “Lenders’ Affiliates”) from any and all manner of actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims (including without limitation crossclaims, counterclaims and rights of set-off and recoupment) and demands whatsoever, whether known or unknown, whether asserted or unasserted, in contract, tort, law or equity which Holdings, the Borrower or any other Borrower Party has or may have against any of the Lender Parties and/or the Lenders’ Affiliates by reason of any action, failure to act, matter or thing whatsoever arising from or based on facts occurring prior to the date hereof that relate to this Forbearance Agreement, the Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, including but not limited to any such claim or defense to the extent that it relates to (i) the making or administration of the Loans, including without limitation, any such claims and defenses based on fraud, mistake, duress, usury or misrepresentation, or any other claim based on so-called “lender liability theories”, (ii) any covenants, agreements, duties or obligations set forth in the Loan Documents or (iii) any actions or omissions of any of the Lender Parties and/or the Lenders’ Affiliates in connection with the initiation or continuing exercise of any right or remedy contained in the Loan Documents or at law or in equity with respect to the Loan Documents.

12.       Miscellaneous. By its acceptance hereof, each of Holdings and the Borrower hereby represents and warrants that (i) it has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, (ii) this Forbearance Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, (iii) as of the date hereof, each of the Updated Organization Chart and the Updated Subsidiary Schedule is complete and correct in all material respects, (iv) as of the date hereof, each Subsidiary of Holdings that is required under the terms of the Credit Agreement to be a party to the Guaranty as a “Guarantor” (as defined therein) is a party to the Guaranty as a “Guarantor” (as defined therein) and (v) as of the date hereof, each Subsidiary of Holdings that is required under the terms of the Credit Agreement to be a party to any of the Collateral Documents and to grant Liens pursuant thereto has become a party to such Collateral Documents and has granted such Liens. Any provision of this Forbearance Agreement held invalid, illegal, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the validity, legality, and enforceability of the remaining provision hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto hereby acknowledge and agree that this Forbearance Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents. Unless otherwise expressly stated herein, the provisions of this Forbearance Agreement shall survive the termination of the Standstill Period. This Forbearance Agreement may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same instrument. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Forbearance Agreement shall be governed by New York law and shall be governed and interpreted on the same basis as the Credit Agreement.

[SIGNATURE PAGES TO FOLLOW]

This Forbearance Agreement is entered into as of the date and year first above written.

SBARRO, INC.

By	/s/ Nicholas McGrane
	Name	Nicholas McGrane
	Title	Interim President and Chief Executive Officer

SBARRO HOLDINGS, LLC

By	/s/ Nicholas McGrane
	Name	Nicholas McGrane
	Title	Interim President and Chief Executive Officer

Accepted and agreed to.

BANK OF AMERICA, N.A., in its capacity as Administrative Agent and Lender

By	/s/ Anthony D. Healey
	Name	Anthony D. Healey
	Title	Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Megan Kane
	Name:	Megan Kane
	Title:	Authorized Signatory

By	/s/ Adam Zausmer
	Name:	Adam Zausmer
	Title:	Authorized Signatory

THE GOVERNOR AND COMPANY OF
THE BANK OF IRELAND

By	/s/ Edward A Boyle

Name	Edward A Boyle

Title	Senior Vice President

By	/s/ Ricardo Nunes

Name	Ricardo Nunes

Title	Vice President

NATIXIS

By	/s/ Christian Paragot-Rieutort

Name: Christian Paragot-Rieutort
Title: Director

By	/s/ Frank H. Madden, Jr.

Name: Frank H. Madden, Jr.
Title: Managing Director

TD BANK, N.A.

By	/s/ John Topolovec

Name: John Topolovec
Title: Vice President

ARTUS LOAN FUND 2007-I, LTD.
BABSON CLO LTD. 2003-I
BABSON CLO LTD. 2004-II
BABSON CLO LTD. 2005-I
BABSON CLO LTD. 2006-I
BABSON CLO LTD. 2007-I
LOAN STRATEGIES FUNDING LLC
SUFFIELD CLO, LIMITED
By: Babson Capital Management LLC as Collateral Manager

By	/s/ Michael J. Fey
Name: Michael J. Fey
Title: Director

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY MASSMUTUAL ASIA LIMITED BILL & MELINDA GATES FOUNDATION TRUST

By: Babson Capital Management LLC as Investment Adviser

By	/s/ Michael J. Fey
Name: Michael J. Fey
Title: Director

VINACASA CLO, LTD.
By: Babson Capital Management LLC as Collateral Servicer

By	/s/ Michael J. Fey
Name: Michael J. Fey
Title: Director

ATLANTIS FUNDING LTD.

By: INVESCO Senior Secured Management, Inc. As Collateral Manager

By	/s/ Kevin Egan
Name: Kevin Egan
Title: Authorized Signatory

BLT-2009-1 LTD.
By: INVESCO Senior Secured Management, Inc. As Collateral Manager

By	/s/ Kevin Egan
Name: Kevin Egan
Title: Authorized Signatory

DEXTERA

By	/s/ Arlene Arellano
Name: Arlene Arellano
Title: Authorized Signatory

Foothill CLO I, Ltd.

By:	The Foothill Group, Inc.,
as attorney-in-fact

	By	/s/ Sanjay Roy
Name: Sanjay Roy
Title: Director

The Foothill Group, Inc.

By	/s/ Sanjay Roy
Name: Sanjay Roy
Title: Director

GENERAL ELECTRIC CAPITAL CORPORATION

By	/s/ Scott W. Renzulli
Name: Scott W. Renzulli
Title: Duly Authorized Signatory

GENESIS CLO 2007-2, LTD., AS A LENDER

BY:	LLCP ADVISORS LLC, AS COLLATERAL MANAGER

By	/s/ Steven Hartman
Name: Steven Hartman
Title: Vice President

J. P. MORGAN WHITEFRIARS INC.

By	/s/ Virginia R. Conway
Name: Virginia R. Conway
Title: Attorney - in - Fact

KATONAH V, LTD.
By:	INVESCO Senior Secured Management, Inc.
As Investment Manager

	By	/s/ Kevin Egan
		Name:	Kevin Egan
		Title:	Authorized Signatory

MERRILL LYNCH CAPITAL SERVICES, INC.

By	/s/ Erik S. Grossman
	Name:	Erik S. Grossman
	Title:	Vice President

NZC GUGGENHEIM MASTER FUND LIMITED

By: Guggenheim Investment Management, LLC, as Manager

By	/s/ William Hagner
	Name	William Hagner
	Title	Senior Managing Director

BDIF LLC

By: Guggenheim Investment Management, LLC, as Investment Manager

By	/s/ William Hagner
	Name	William Hagner
	Title	Senior Managing Director

SPECIAL SITUATIONS INVESTING GROUP INC

By	/s/ Lawrence Decamillo
	Name:	LAWRENCE DECAMILLO
	Title:	AUTHORIZED SIGNATORY

STONE TOWER CREDIT FUNDING I LTD. BY STONE TOWER FUND MANAGEMENT LLC AS ITS COLLATERAL MANAGER

By	/s/ Michael W. DelPercio

	Name	Michael W. DelPercio

	Title	Authorized Signatory

XELO VII LIMITED

By: Babson Capital Management LLC as Sub-Advisor

By	/s/ Michael J. Fey
Name: Michael J. Fey
Title: Director